Exhibit 10.12

AGREEMENT

This agreement is made and entered into by and between Chart Industries, Inc., hereinafter referred to as the “Employer”, and the United Steelworkers of America, hereinafter referred to as the “Union”.

This Agreement covers those employees of the Employer as defined in Article I –RECOGNITION of the Agreement for the purpose of wages, benefits, hours of work and conditions of employment.

PREAMBLE

The purpose of this Agreement is to set forth certain standards governing matters of wages, hours, terms and conditions of employment; and furthermore to promote and insure harmonious relations between the Union, the Employer and its employees, to provide for the operation of the plant in a manner that will foster to the fullest extent possible the safety, welfare and health of employees, economy of operation, quality and quantity of output, cleanliness of the plant, protection of the property and maintain and improve the competitive position of the Employer. It is recognized by this Agreement to be the duty of the Employer, Union and the employees to cooperate individually and collectively for the advancement of these objectives.

The parties recognize the attainment of these objectives is furthered by the introduction of new equipment and product designs, new organization and production methods, the enforcement of discipline for just cause, safety and health measures, and the diligent efforts of all employees. The parties recognize and agree that nothing in this Agreement shall be construed to interfere with or prevent the accomplishment of the principles set forth above.

ARTICLE I
Responsibilities of the Parties

1.01 Each of the parties acknowledges the rights and responsibilities of the other party and agrees to discharge its responsibilities under this Agreement.

1.02 The Employer, Union and its Local agree not to discriminate against any employee or applicant because of race, creed, color, sex, age, national origin, disability, Veterans’ status, union membership or activity or any other characteristic protected under any other federal, state or local statute, administrative regulation or ordinance.

It is the intent of the parties that any claim of discrimination under this article will be processed through the Grievance/Arbitration provisions of this Agreement before any charge is filed with any governmental agency.

1.03 All provisions of this Agreement shall apply alike to male and female employees (masculine pronouns or references in the Agreement shall be deemed to include feminine pronouns or references).

ARTICLE II
Recognition

2.01 The Employer agrees to recognize the Union as the sole and exclusive collective bargaining agent for all full-time and regular part-time production and maintenance employees of the Employer at its New Prague and Lonsdale, Minnesota facilities except those classified as managers, supervisors, guards, clerical and all other employees, as defined in the National Labor Relations Act, as amended, as per certification by the National Labor Relations Board Case No. 18-RC-16092.

2.02 The Employer shall not enter into any agreement with any employees covered by this Agreement, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement.

ARTICLE III
Retention of Management Rights

3.01 Except as expressly modified or restricted by a specific provision of the Agreement, all statutory and inherent managerial rights prerogatives and functions are retained and vested exclusively with the Employer, including, but not limited to, the rights in accordance with the Employer’s sole and exclusive judgment and discretion:

1.	to reprimand, suspend, discharge, or otherwise discipline employees for just cause;
2.	to determine the number of employees to be employed and the location of jobs;
3.	to hire employees, determine their qualifications and assign and direct their work;
4.	to promote, demote for just cause, lay off, transfer or recall to work employees;
5.	to maintain the efficiency of operations;
6.	to set the standards of productivity and/or services as to quality and quantity to be rendered;

7.	to determine the personnel, methods, means and facilities by which operations are conducted;

8.	to set the starting and quitting time and number of hours and shifts to be worked in accordance with Article XI;

9.	to expand, reduce, alter, transfer, assign jobs, departments or operations in compliance with this Agreement;

10.	to close down or relocate the Employer’s operations or any part thereof;

11.	to control and regulate the use of machinery, facilities, equipment, supplies and other property of the Employer;

12.	to introduce new equipment or improved methods, production, distribution, procedures, processes and maintenance methods, materials, machinery and equipment;

13.	to determine the number, location and operation of departments, divisions and other units of the Employer;

14.	to require the observance of safety rules, operating procedures and policy;

15.	to determine the methods of compliance with various federal and state regulations; and to take whatever action is either necessary or advisable to determine, manage and fulfill the mission of the Employer and to direct the Employer’s employees;

16.	upon notification to the Union to issue, amend, revise, abolish and enforce reasonable policies, rules, regulations and practices for the operation of the plant and conduct of the employees. Any differences of opinion over the reasonableness of such policies, rules, regulations or practices shall be subject to the grievance procedure commencing at Step 4 within seven (7) days after the Employer’s notification.

In exercising these rights the Employer agrees to observe the other provisions of the Agreement.

3.02 The Employer’s or the Union’s failure to exercise any right, prerogative or function hereby reserved to it or the Employer’s or Union’s exercise of any such right, prerogative or function in a particular way, shall not be considered a waiver of the Employer’s or Union’s right to exercise such right, prerogative or function or preclude it from exercising the same in some other way not in conflict with express provisions of this Agreement.

3.03 The Employer and the Union agree the Employer shall not contract out work or services that would affect bargaining unit employees without first, notifying the Union of such and second, meeting with representatives of the local Union (upon their request) to confer and look at possible alternatives. The Employer agrees that it will give due consideration to the Union’s suggested alternatives.

ARTICLE IV
Union Membership

4.01 The Employer agrees that it will not interfere with the right of its employees to become members of the Union and will not exercise discrimination, interference, restraint or coercion against any employee because of membership or non-membership in the Union.

4.02 The Employer agrees to allow two (2) union representatives, either from the International Union or the Local Union, to meet quarterly on the Employer’s premises with bargaining unit employees during non-work time in a designated non-work area to solicit membership in the Union. Attendance at such a meeting shall be voluntary.

4.03 The Union, its officers, members, agents or representatives shall not intimidate or coerce employees into membership in the Union, nor shall they discriminate against any employee because of non-membership in the Union.

ARTICLE V
Dues Check Off

5.01 The Employer agrees to deduct union dues and initiation or service fees (for employees electing not to become union members) from wages of employees, who voluntarily execute and provide the Employer with a written authorization to make such deductions. The written authorization shall not be irrevocable for a period of more than one (1) year, or beyond the termination date of this Agreement, whichever occurs sooner. Deductions shall be made from the employee’s wages the first (1st ) pay period of the month in which the payment is due. Withheld amounts will be forwarded to the Union together with a record of the amount and those for whom deductions have been made.

5.02 The Union shall indemnify and hold the Employer harmless against any and all claims, demands, suits or other forms of liability that shall arise out of, or by reason of action taken or not taken by the Employer for the purpose of complying with any of the provisions of Article V., Dues Check Off, or in reliance on any list, notice or assignment furnished under any such provisions.

5.03 Any refunds due an employee because of duplicate or incorrect payment to the Union will be refunded to the employee by the Union.

5.04 Where an employee has insufficient earnings for the complete deduction in the pay period agreed upon, no deduction of any amount shall be made. In other cases, where the Union informs the Employer in writing of the omission of a properly authorized deduction, the deduction shall be made in the next month’s pay period.

5.05 The provisions of this Article shall be effective in accordance and consistent with applicable provisions of federal and state law.

5.06 All the Employer’s obligation under this Article of the Agreement to deduct dues or fees and to forward dues/fees to the Union shall end upon the expiration of this Agreement.

ARTICLE VI
NO STRIKE – NO LOCKOUT

6.01 During the term of this Agreement, the Union, it’s officers, representatives, stewards, grievance persons, committee members and other employees shall not, in any way, directly or indirectly, instigate, authorize, cause, assist, encourage, condone, engage in or participate in any strike, sympathy strike, slowdown, picketing or any interruption of work at any of the Employer’s operations for any reason whatsoever. The Employer agrees there shall be no lockout of employees.

6.02 In the event of an unauthorized strike, sympathy strike, slowdown, picketing or any interruption of work in any form by the employees, a representative of the International and local Union shall immediately, upon request of the Employer, by public notice disavow the unauthorized cessation of work or disruptive activity and the Union shall take immediate action to induce such employees to return to work and cease such activities.

6.03 The failure or refusal on the part of any employee to comply with section 6.01 of this Article shall result in immediate discipline up to and including discharge and such discipline shall be subject to the grievance procedure in Article XVII only as to the question of fact as to whether or not such employee(s) did engage in such activities. The failure or refusal by a Union officer, representative, steward, grievance person or committee person to comply with the provisions of Section 6.01 of this Article constitutes leading or instigating a violation of Section 6.01, it being specifically agreed that the Union officers, agents, representatives, stewards, grievance persons or committee persons, by accepting such positions have assumed responsibility of affirmatively preventing violations of Section 6.01 of this Article by reporting to work and performing work as scheduled and/or required by the Employer.

ARTICLE VII
SUCCESSORSHIP

7.01 In the event of a transfer, sale, assignment or closure of the Employer’s New Prague and/or Lonsdale operations, the Union shall be notified as soon as practical in advance of such action. Upon written request of the Union, the

Employer agrees to meet and confer about the effects of such transfer, sale, assignment or closure upon the bargaining unit employees.

ARTICLE VIII
Bargaining Unit Work

8.01 Persons whose regular jobs are not in the bargaining unit shall not perform work so as to replace regular workers or operators on the job, except for the purposes of instruction or management training, in which case such trainees shall not displace or replace any employees in any classification. Non-bargaining unit employees may perform experimental, development and research work as deemed necessary by the Employer.

8.02 It is understood that up to twenty five (25) Coordinator positions and future Coordinator positions may continue to perform bargaining unit work as they previously performed prior to the existence of the collective bargaining agreement. It is further understood that the parties agree that the Employer may increase the number of Coordinators by one (1) for every twenty (20) newly created bargaining unit positions.

8.03 It is further understood that non-bargaining unit employees may perform bargaining unit work in response to emergency situations.

8.04 In consideration of the above, the Employer in case of reduction of the work force, in accordance with Article XV – Seniority and Lay Off, shall reduce the number of Coordinators by one (1) for every twenty (20) bargaining unit employees layed off.

ARTICLE IX
Pay

9.01 The Employer agrees to pay all bargaining unit employees weekly. The specific payday, check distribution and method shall be established by the Employer.

9.02 Unless notified not to report at least two (2) hours prior to the start of their shift, employees who are scheduled and report to work and are prevented from working by conditions outside the control of the Employer to include but not limited to acts of God or power outages shall be granted two (2) hours Report Pay at the employee’s regular straight time hourly rate. However, this shall not apply to an employee(s) who are absent without approval on such previous scheduled work day. Report Pay shall be considered as time worked for purposes of overtime calculation.

9.03 At the Employer’s discretion, an employee called back to work after completion of his regularly scheduled shift, shall be granted two (2) hour Recall Pay at the employee’s regular straight time hourly rate or may be assigned two (2) more hours work. Recall Pay shall be considered as time worked for purposes of overtime.

9.04 Effective January 16, 2000 all pay rates will be increased by forty eight (48)cents per hour. Effective January 1, 2001 all pay rates will be increased by fifty (50) cents per hour.

ARTICLE X
Job Classifications

10.01 Each employee covered by this Agreement shall be classified by the Employer and receive the hourly rate in accordance with Appendix A of this Agreement.

10.02 During the term of this Agreement, the Employer shall retain the sole discretion to establish, modify and determine the job content of any new or existing job/classification. In the event the Employer establishes a new job or changes an existing job, the Employer will provide written notice to the Union in advance of such Employer action.

10.03 Upon written request from the Union, the Employer shall meet and discuss with the Union the wage rate (pay group) established for the new or changed job classification and the rate (pay group) agreed upon shall become part of the Agreement. Such meeting shall be on non-work time unless determined otherwise by the Employer.

10.04 Employer retains the right to assign employees to perform any work within any pay group. If an employee is temporarily assigned to a lower pay group, the employee shall retain their current rate of pay. If an employee is temporarily assigned to a higher pay group, the employee shall receive the rate of pay of that pay group effective with the start of the second (2nd ) pay period.

10.05 Employer retains the discretion to hire anywhere within the pay group range.

10.06 There shall be automatic three (3) month incremental increases unless documented deficiencies in performance or skill issues exist which may call for increase deferrals not to exceed thirty (30) days. Employer shall notify the Union of any such deferrals.

ARTICLE XI
Hours of Work

11.01 The employee’s current work day is the following:
A.	The day shift commences at 5:45 a.m. and is concluded in eight (8) hours at 2:15 p.m., Monday through Friday.
B.	The night shift commences at 2:45 p.m. and is concluded in ten (10) hours at 12:45 a.m., Monday through Thursday.
C.	The weekend shift commences at 3:00 p.m. and is concluded in twelve (12) hours at 3:00 p.m., Sunday, Friday and Saturday, with Sunday being that start of the weekend shift.

11.02 All day shift employees will receive a thirty (30) minute unpaid lunch break. Employees leaving the premises for lunch must clock out and clock in upon return. Employees are not permitted to work through their lunch period.

11.03 The Employer shall provide two (2) paid fifteen (15) minute day shift breaks. Night shift employees shall receive three (3) fifteen (15) minute paid breaks with no lunch period. The week end shift shall receive four (4) fifteen (15) minute paid breaks. Employees who leave the facility during their break must clock out and in upon return. Employees scheduled to work overtime of two (2) hours or more prior to the start of their regular scheduled shift, shall receive an additional fifteen (15) minute break immediately preceding the start of their regular shift. Employees scheduled to work overtime two (2) or more hours after the completion of their regular shift, shall receive an additional fifteen (15) minute break prior to the start of the overtime work.

11.04 The hours worked each day or per week will be established to meet work requirements and will be at the sole discretion of the Employer and my be changed from time to time with seventy-two (72) hours advance notice when reasonable and practical to provide such notice.

11.05 This Article shall not be construed to be a guarantee of hours of work per day or per week.

11.06 The term full time employee shall be defined for purposes of this
Agreement as an employee who is in a schedule consisting of 40 hours per week

11.07 Employees scheduled to work the second shift shall receive a .50 cent per hour shift premium added to their regular hourly base rate. Employees scheduled to work the thirty-six (36) hour weekend shift shall receive an 11.1% increase in hourly base rate as shift premium.

ARTICLE XII
Holiday

12.01 The Employer shall provide the following paid holidays: New Year’s Day, Memorial Day, Good Friday, Fourth of July, Labor Day, Thanksgiving Day, Friday

after Thanksgiving, Christmas Eve Day, Christmas Day and Two (2) Floating Holidays.

12.02 If the holidays fall on a Saturday or Sunday, the Employer will designate either the preceding Friday or the following Monday as the day of observance.

12.03 A full-time employee, who is not on a leave of absence or lay off, shall receive as holiday pay his regularly scheduled hours of work at his straight time rate provided:

A.	The employee is on the active payroll of the Employer and has worked 30 calendar days for the Employer.
B.	The employee works the scheduled work day immediately preceding and immediately following the holiday unless the employee has an approved absence or approved time off. Requests for absence or time off must be made and approved no later than twenty-four (24) hours prior to the requested time off.

12.04 Should a holiday occur within an employee’s vacation period, it shall not be counted as part of such vacation. A day may be added to the vacation period, at the discretion of the employee, provided the employee works his scheduled shift prior to and after the vacation period.

12.05 Unless otherwise agreed upon, employees shall not receive holiday pay for holidays which occur after the expiration of this Agreement and before the execution of any succeeding Agreement.

ARTICLE XIII
Leave of Absence

13.01 Leaves of absence without pay may be granted at the sole discretion of the Employer. The Union shall be provided a copy of the approved leave request.

13.02 Any employee on leave of absence who shall take such leave for the purpose of employment elsewhere shall be considered as voluntarily quit.

13.03 A leave of absence will be granted to an employee to work with the International Union for a period not to exceed two (2) years and may be renewed for a period of time not to exceed one (1) year. Only one (1) employee may be on International Union leave at one time. An employee on International Union leave shall not earn or accrue seniority for the period of the leave. Upon termination of the leave, the employee will be returned to a similar position and pay group to the one they left.

13.04 The Employer and the Union agree to comply with the provisions of the Americans with Disabilities Act, Family Medical Leave act and Veterans Reemployment Act.

13.05 An employee who has been elected or appointed by the Union to attend an International, District or State Convention or Steelworker Educational Program(s) will be granted by the Employer a leave of absence without pay for this purpose. Not more that four (4) employees will be granted such leave twice (three (3) times with the commencement of the second year of the Agreement)* a year and they must give the Employer a minimum of two (2) weeks written notice. This notice must be confirmed by the local union. Each leave will not exceed one (1) week duration.

13.06 A full time seniority employee requiring time off due to the death in the immediate family (spouse, mother, father, child, brother, sister, stepmother, stepfather, stepchild, and current mother-in-law, father-in-law, daughter-in-law and son-in-law) may be granted a leave of absence with pay for the hours the employee may have worked up to a maximum of three (3) consecutive working days. A maximum of one (1) day leave of absence with pay may be granted in the event of the death of the employee’s grandmother, grandfather and current grandmother-in-law, grandfather-in-law, brother-in-law, sister-in-law or grandchild.

13.07 Such leave of absence shall be counted as time worked for purposes of computing overtime pay.

13.08 Upon Employer request, the employee may be required to provide validation of death in order to be paid for such time off.

13.09 An employee who is required to report for jury duty on a day the employee is scheduled to work shall be excused from work on that day. The employee must notify his supervisor immediately upon receiving notice. The Employer shall pay the difference between the employee’s jury duty pay and the employee’s regular straight time pay. In order to received such pay, the employees must submit to the Human Resources Department valid written proof indicating the dates, time served and the amount of compensation for such services.

This section will not apply where an employee voluntarily seeks such service.

13.10 An employee must report to work on all days scheduled when the jury is not in session. Employees who serve less than four (4) hours of jury duty are expected to work one-half (1/2) their shift. Those employees who serve four (4) hours or more of jury duty will be paid for their full shift. Night and weekend shift employees shall be excused early from their work shift when they are required to report for jury duty the following day. Jury duty shall be counted as time worked for purposes of overtime calculation.

13.11 Employees will be granted a military training leave of absence if they are required to take time off for attendance at a summer training camp. Employees are required to provide to the Employer a copy of any notification requiring such time off immediately upon receipt by the employee. The Employer will not pay wages for this time period but the employees may elect to use earned PTO.

ARTICLE XIV
Overtime

14.01 All hours worked in excess of forty (40) in a scheduled work week (thirty-six (36) for the weekend schedule) shall be paid at one and one-half (1-1/2) times the employee’s straight time rate of pay. An unscheduled day will be paid at the straight time rate up to the forty (40) hour requirement if not previously satisfied. Unless specified otherwise within this Agreement, approved paid leaves of absence or paid personal time off shall be considered as time worked for purposes of overtime calculations.

14.02 An employee assigned to the first shift shall be paid two (2) times his regular straight time hourly rate for all hours worked on Sunday provided he has worked the equivalent amount of hours on Saturday. If the employee has not worked an equivalent amount of hours on Saturday, he will be paid one and one-half (1-1/2) times his regular straight time hourly rate for all work performed on Sunday.

14.03 An employee assigned to the weekend shift shall be paid two (2) times his regular straight time hourly rate for all hours worked on the fifth (5th) day provided he has worked the equivalent amount of hours the fourth (4th) day. If the employee has not worked an equivalent amount of hours on the fourth (4th)day, he will be paid one and one-half (1-1/2) times his regular straight time hourly rate for all worked performed the fifth (5th) day.

14.04 An employee assigned to the second (2nd) shift shall be paid two (2) times his regular straight time hourly rate for all hours worked on the seventh (7th) day provided he has worked an equivalent amount of hours on either the fifth (5th) or sixth (6th) day. If the employee has not worked an equivalent amount of hours on the fifth (5th) or sixth (6th) day, he shall be paid on and one-half (1-1/2) times his regular straight time hourly rate for all work performed on the seventh (7th) day.

14.05 Employees are expected, as a condition of employment, to work overtime.

14.06 When overtime is required, the Employer will make every effort to notify employees at least two (2) hours prior to the end of the shift or the day before the employees scheduled day off.

14.07 The Employer will attempt to distribute overtime hours evenly among qualified employees within specific departments, regardless of shift, when overtime is required.

ARTICLE XV
Seniority and Lay Off

15.01 All new employees or an employee rehired after loss of seniority shall be considered to be on probation for the first ninety (90) calendar days of continued employment with the Employer, measured from the most recent date of hire. The Employer, upon written request to the Union, may extend the probationary period for an additional thirty (30) calendar days. During the probationary period, such employee(s) may be discharged for any cause at the discretion of the Employer without recourse to the grievance and arbitration procedure of the Agreement and without notification to the Union. After an employee completes his probationary period, the employee shall have seniority determined in accordance with Section 15.02 of this Article.

15.02 Following completion of the probationary period, an employee shall be credited with seniority within the plant measured by length of continuous employment with the Employer at the plant measured from the employee’s must recent date of hire. If two or more employees have the same seniority, the employee whose name appears earlier on the alphabetical listing of employees shall be deemed as having more seniority. Seniority shall be applicable only as expressly provided in this Agreement.

15.03 Seniority and status as an employee shall terminate for any of the following reasons:

A.	Voluntary quit.
B.	Discharge for just cause.
C.	Working for another employer during a leave of absence, in which case the employee shall be considered to have voluntarily quit.
D.	In absent for three (3) consecutive work days without notifying the Employer.
E.	Exceeds a leave of absence without written approval of the Employer.
F.	Is layed off in excess of twelve (12) months.

G.	Fails to respond to the Employers notice of recall within two (2) days after certified mail of notice to the last address of the employee as it appears on the records of the Employer, in which case the employee shall be considered to have voluntarily quit.
H.	Fails to report on the agreed upon scheduled date of return to work, in which case the employee shall be considered to have voluntarily quit.
I.	Retired.

15.04 When in the sole judgment of the Employer, it becomes necessary to effect a reduction in the work force at a plant, the Employer will attempt to make such reductions at the plant in inverse order of seniority, provided the employees remaining have the skill, experience, qualifications and abilities to perform the work available. Recalls from lay off shall be in order of seniority, provided the employees returning have the skill and abilities to perform the work available.

15.05 If an employee is transferred to a classification (including a supervisor/coordinator position) outside the bargaining unit, such employee shall be excluded for the coverage of this Agreement during the period the employee is in said classification.

If within twelve (12) months such employee is re-transferred without interruption in employment with the Employer to a classification within the bargaining unit, the employee will as of the date of re-transfer be credited with the seniority which he had at the time of their transfer in addition to all seniority accumulated during the time the employee worked outside the bargaining unit.

If following twelve (12) months of such transfer the employee is re-transferred without interruption in employment with the Employer to a classification within the bargaining unit, the employee will as of the date of re-transfer, be considered a new employee for all purposes of this Agreement.

It is understood the Employer may make temporary assignments to other classifications without regard to seniority.

15.06 On or before sixty (60) days, and annually thereafter, following the signing of this Agreement, the Employer shall furnish the Union and post a seniority list. Any employee who disputes the accuracy of such seniority list shall discuss his concern with the Human Resource representative within seven (7) calendar days of the posting before proceeding through Article XVII, Grievance and Arbitration of the labor Agreement.

ARTICLE XVI
Job Posting

16.01 Bargaining unit employees will be provided with opportunities for shift transfer or promotion to classifications covered by this Agreement on the basis of seniority, providing the employee has the skill, qualifications and ability to perform the job. An employee signing a posting for a shift transfer within the classification posted shall be granted the position prior to an employee signing for promotion.

16.02 Employees shall be made aware of promotional or shift transfer opportunities through written job notices posted on Employer designated bulletin boards for seven (7) calendar days. Any employee with six (6) months or more service in their current job classification or one (1) year or more service on their current shift wishing to be considered for such vacancies shall indicate their interest in writing within the posting period. If the Employer simultaneously posts multiple job notices, the employee may indicate multiple interests and if selected for more than one position may determine which job he wishes to accept. Employees not selected for the posted job(s), will be advised as to the reason the employee was not selected.

16.03 Employees taking a scheduled paid or unpaid leave of absence of three (3) weeks or more may submit in writing to their supervisor an indication of job interests they wish to bid on during said leave of absence. Their supervisor shall enter the employee’s name on each such job notice that is posted during the period of absence. Employees who are absent due to illness or injury may notify their supervisor in writing of any possible job posting for which they wish to bid.

16.04 The employee selected to fill the posted job must satisfactorily complete a thirty (30) work day training period. If during this training period the Employer determines the employee cannot satisfactory perform the duties of the job, the employee will be returned to his former position if available or may be reassigned without loss of seniority.

ARTICLE XVII
Grievance and Arbitraion

17.01 A grievance is defined as a dispute or disagreement as to the interpretation or application of the specific terms and conditions of this Agreement. In the event of a grievance, there shall be no work stoppage or slow down, and the matter will be settled in accordance with the procedure set forth.

17.02 Such disputes over the interpretation or application of any terms of this Agreement shall be a “grievance” and will be processed in the following manner:

Step 1: The aggrieved employee, with or without his grievance person, within three (3) working days after the event giving rise to the grievance or after the employee knows or reasonably should know of the occurrence to be grieved, will discuss and attempt to settle it with the employee’s immediate Coordinator. The employee’s immediate Coordinator shall have a period of three (3) working day within which to respond.

Any individual employee or group of employees who elect to present their grievance(s) to the Employer without the intervention of a bargaining representative may do so as long as adjustment is not inconsistent with the terms of the Collective Bargaining Agreement and provided further that the bargaining representative has been given the opportunity to be present at such adjustment.

Step 2: If the Coordinator’s answer is not satisfactory, the Union, no later than five (5) working days after the decision of the Coordinator may reduce the grievance to writing. Any written grievance must be signed and dated by the aggrieved employee and grievance person and set forth the facts giving rise to the grievance; a specified reference to the provisions of the Agreement alleged to have been violated; the names(s) of the aggrieved employee(s); reasons why the verbal answer in Step 1 was not satisfactory; and the remedy sought. The grievance shall be presented at a meeting with the Coordinator, Area Manager and/or Plant Manager, the grievant and two (2) grievance persons within five (5) working days after receipt of the employee’s written grievance. The Employer shall give a written answer to the grievant and the Union signed and dated within ten (10) working days of the Step 2 meeting.

Step 3: If the grievance has not been satisfactorily settled in Step 2, the grievance may be appealed to the Human Resource Director, or his designee, within three (3) working days after receipt of the Employer’s written answer in Step 2. The Human Resource Director or his designee, the Plant Manager or his designee will meet with the grievant and the grievance committee (consisting of not more than two (2) persons) of the Union within ten (10) working days after receipt of the grievance in an attempt to reach a satisfactory settlement or adjustment of the grievance. Within five (5) working days after this meeting, the Employer will give its written answer to the staff representative and the President of the Local Union. Any of the elected grievers may be substituted, at the discretion of the Union, in any second or third step grievance meeting. It is understood that suspension and discharges shall be filed directly into the third step of the grievance procedure.

Step 4: If any Employer’s written answer to Step 3 is not satisfactory to the Union, the grievance may be appealed to the Vice President of

Operations or his designee within seven (7) working days of the receipt of the Employer’s written answer to Step 3. The Vice President of Operations, Plant Manager and Human Resources Director will meet with the grievant, two (2) grievance persons and the staff representative of the Union within ten (10) work days after notification in an attempt to resolve the grievance. Within five (5) work days after this meeting, the Employer will give a written answer to the Union, which answer shall be final on the employee, the Union and the Employer, unless it is appealed to arbitration by the Union in accordance with the procedures set forth in the Agreement.

17.03 No grievance shall be accepted by the Employer unless it is submitted or appealed within the time limits set forth in Step 1 of Section 17.02 of this Agreement. If a grievance is not referred or appealed to the next step within the specified time limits, it shall be considered settled on the basis of the Employer’s last answer. If the Employer does not provide a written reply to the Union within the specified time limits in any step of the grievance procedure, the grievance shall result in the grievance being settled in accordance with the request in the grievance. The Union and the Employer shall observe the specified time limits in answering or appealing a grievance. Time limits in each step may be extended by mutual agreement in writing.

Arbitration

17.04 If the Union wishes to carry the grievance beyond the fourth step, the following procedure shall apply:

A.	The Union, through its staff representative, may appeal the grievance to arbitration by giving a written notice to the Human Resource Director or his designee within twenty-one (21) calendar days after the receipt of the Employers answer to Step 4. The failure to appeal a grievance to arbitration within the twenty-one (21) calendar day period shall constitute a waiver of the Union’s right to appeal to arbitration.

B.	Within ten (10) work days after the notification of take the matter to arbitration, the parties shall request the Federal Mediation and Conciliation Service (FMCS) to submit a panel of seven (7) qualified arbitrators. Each party to the dispute shall be entitled to alternately strike a name from the list until only one name remains and this panel member shall be the neutral arbitrator. The order of striking shall be determined by the flip of a coin. The arbitrator shall only have jurisdiction and authority to interpret, apply or determine compliance and/or application of the express provisions of this Agreement at issue between the Union and the Employer. It is understood that the arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the terms of this Agreement. The decision of the arbitrator on the merits of any grievance adjudicated within his jurisdiction and authority shall be in writing and shall be final and binding on the Employer, the Union and the employee(s).

C.	The Employer and the Union shall bear their own costs of the arbitration and shall equally share all expenses and fees of the neutral arbitrator. The grievance procedure may be utilized by the Union in processing grievances on behalf of the employees, either individually or collectively. In processing grievances, the Union shall observe the specified time limits in filing and appealing and the Employer shall observe the specified time limits in answering.

ARTICLE XVIII
Union Representation

18.01 The Employer recognizes the right of the Union to designate not more than eighteen (18) Stewards and three (3) grievance people from the Employer’s seniority list.

18.02 A Union steward or grievance person, when requested by the grievant, shall be compensated and allowed limited time off for investigating grievances and participating in Step 1 discussions during working hours at their regular hourly rate of pay. In such cases, the steward or grievance person shall seek permission from their immediate Coordinator to leave their assigned duties. Permission shall not be unreasonably withheld unless the Coordinator believes there would be a disruption in production or an effect on efficiency of operations. It is understood that each grievance investigation shall be conducted by one steward or grievance person.

Upon receiving permission from the Coordinator, the steward or grievance person shall clock out of their job and into the designated indirect account. If the grievance investigation or Step 1 discussion requires the steward or grievance person to leave his assigned area, he shall notify the Coordinator of that area prior to beginning any investigation or discussion. When the steward or grievance person leaves the area, he must notify the Coordinator of that area that he is leaving and immediately return to his own work area. When entering his own work area, he shall report immediately to his Coordinator and clock out of the designated indirect account and clock back into his job. Paid time and work time off for such investigation and Step 1 discussion shall not exceed thirty (30) minutes per grievance.

18.03 The grievance person(s) and aggrieved employee(s) participating in Step 2 grievance meetings shall be paid in accordance with the following: Before meeting with the Employer, the employees involved shall clock out of their job and clock into the designated indirect account; at the conclusion of the meeting, they shall clock back into their job and clock out of the indirect account. The time consumed by the meetings, not to exceed two (2) hours each week per Area Manager, shall be paid for by the Employer. Any additional time spent in such grievance meeting shall be unpaid.

18.04 The grievance person(s) and aggrieved employee(s) participating in Step 3 or Step 4 grievance meetings shall be paid in accordance with the following: Before meeting with the Employer, the employees involved shall clock out of their job and clock into the designated indirect account; at the conclusion of the meeting, they shall clock back into their job and clock out of the indirect account. The time consumed by the meeting shall be paid by the Employer. It is agreed by the parties that the meetings held at these steps shall be limited to discussion of the facts pertaining to the resolution of the grievance(s) involved.

18.05 Union stewards, grievance persons or aggrieved employees shall not be paid for any time spent after Step 4 or at any arbitration proceedings.

18.06 A representative of the International Union, upon request to the Human Resource Director, shall be granted permission to visit the plant at a mutually satisfactory time for the purpose of investigating any grievance arising out of this Agreement. During such visit, the Union representative shall be accompanied to a designated non-work meeting area, shall comply with all applicable rules of the Employer and shall not interfere with the operations of the plant nor with the duties of employees. A grievance person, steward or local union officer who wishes to meet with the Union representative in the Employer designated area may so do upon receiving permission from his immediate Coordinator. The paid time and work time off shall not exceed thirty (30) minutes. Upon receiving permission, the grievance person, steward or local union office shall clock out of his job and clock into the designated indirect account and upon return to his area clock into his job and out of the indirect account.

18.07 The Employer acknowledges the right of the Union to appoint or otherwise select a Negotiation Committee composed of not more than five (5) members who are regular employees of the Employer. The Union agrees to notify the Employer in writing as to the members of the negotiating committee. All employee time participating in negotiations shall be unpaid. The Empolyer will credit the Union negotiating committee with pension credit for time spent in negotiation sessions only.

ARTICLE XIX
Bulletin Boards

19.01 The Employer shall provide eight (8) bulletin boards situated at agreed upon locations to be used for the posting of Union notices. The President of the Local Union or his designated representative shall be the Union officials to sign and post Union notices. Only the posting of meeting notices, elections, names of representatives and officers of the Union, and general noncontroversial matters concerning the business of the Union may be posted. All matters to be posted shall be presented by the Union representative to the Human Resources Director for review and approval.

ARTICLE XX
Personal Time Off and Vacation

20.01 Full-time employees, after satisfactory completing their probationary period, shall accrue Personal Time Off (PTO) from the first day of the month following their date of employment. An employee absent from work or layed off in excess of four (4) weeks will not accrue PTO until the first of the month following the employee’s return to work.

20.02	Eligible employees shall accrue PTO hours as follows:
	Less than one (1) year	5.4 hrs./month
	One (1) through four (4) years	8.7 hrs./Month
	Five (5) through seven (7) years	10.1 hrs./Month
	Eight (8) through fourteen (14) years	13.4 hrs./Month
	Fifteen (15) or more years	16.8 hrs./Month

Employees may accrue a maximum of 240 PTO hours. Employees with balances exceeding 240 hours at the beginning of the month shall have until the end of that month to bring their balance including the current month accrual below the 240 maximum or such hours shall be lost.

20.03 A minimum of two (2) or more consecutive hours of PTO may be requested. Requests exceeding two (2) hours must be made in whole hour increments. The Employer will not grant PTO requests that result in a deficit balance. Likewise, employees having a PTO balance who request time off without pay shall be required to utilize such PTO first before consideration will be given for time off without pay.

20.04 Personal Time Off plus time worked cannot total more than the employee’s scheduled hours in a regular straight time work shift.

20.05 Employees requesting PTO of one (1) week or more shall make such request at least two (2) weeks in advance. For requests of less than one (1) week, such request shall be at least equal in advance notice to the amount of PTO requested.

20.06 Employees, at their discretion, may use all accrued and unused PTO during any plant shut down or lay off periods. If such periods exceed four (4) weeks, employees shall have the balance of their accrued and unused PTO paid out.

20.07 Employees who voluntarily terminate or retire shall be paid for all unused accrued PTO hours through the month preceding their last day worked to a maximum of 240 hours.

ARTICLE XXI
Safety and Health

21.01 The Employer, Union and employees agree to cooperate and to work toward the continuing objective of reducing accidents and employee health hazards. To this end, the Employer shall continue its efforts to make provisions and policies for the safety and health of the employees. The parties recognize their obligations and/or rights under existing Federal and state laws with respect to safety and health matters. In this regard, it is the intent of the parties that any concern of safety or health be processed through the provisions of this Agreement before any charge be filed with any governmental agency.

21.02 In an effort to provide a safe work environment for all employees, the Employer shall form a Safety committee. The committee shall be comprised of employees representing each work area and shall be chaired by the Safety Manager. Employee members shall serve two (2) year terms. Bargaining unit members on the committee shall be selected through nomination and election by bargaining unit employees in the designated work area. Fifty (50) percent of the committee shall be selected new each year. The committed shall meet monthly and strive for pro-active/preventive rather than reactive approaches to safety and health concerns.

21.03 Standard industrial safety glasses shall be worn in production areas by all employees and shall be provided by the Employer. The Employer shall provide lenses and frames for employees who have accrued seniority and require prescription glasses. Prescription glasses will be replaced if broken in the course of work activities or every two (2) years provided there is a dramatic change in the prescription. Employees may be required to verify damage or prescription change before replacement is provided.

21.04 All employees shall wear hard hats and hearing protection as directed by the Employer and refrain from wearing rings, loose fitting jewelry, necklaces and dangling earrings during working time.

21.05 The Employer at its sole discretion may establish or modify safety recognition programs. Any changes will be discussed with the Safety Committee before making a final decision.

21.06 Upon successful completion of the ninety (90) probationary period, all full-time employees shall be eligible to received annually a total of four (4) uniform items or in lieu of two (2) uniform items a fifty (50) dollar safety shoe allowance may be chosen. All employees are strongly encouraged to wear the Employer provided uniform.

ARTICLE XXII
Tool Accountability

22.01 The Employer shall issue tools and equipment to employees. Employer issued tools and equipment are the responsibility or the employee and shall be properly used, maintained and returned to the Employer upon termination, voluntary separation or lay off. Any employee who fails to return Employer issued tools or equipment shall have the cost of those tools/equipment withheld from their final pay check. Any remaining balance due shall be billed directly to the employee. Tools and equipment supplied by the Employer shall never be removed from the Employer’s premises and shall not be used for personal reasons or projects, unless specifically authorized in advance by the employee’s supervisor. Employer issued tools/equipment shall be replaced by the Employer upon return of the originally assigned broken or damaged tool/equipment. Failure to return the broken or damaged tool/equipment shall result in the employee replacing the tool or equipment at the employee’s cost.

22.02 The Employer shall provide a locked area or locker for employees to secure Employer issued tools and equipment. Employees shall provide their own locks.

ARTICLE XXIII
Activities

23.01 The Employer shall provide time off with pay for employees who participate in New Prague volunteer activities as firemen, military honor guards, medical technicians or ambulance attendants.

23.02 Employees who participate in similar volunteer activities outside of New Prague may receive time off without pay.

23.03 Employees must request approval for such time off from their supervisors as far in advance as possible and must return to their scheduled work shift after the activity if there is two or more remaining hours in their scheduled work shift. The Employer may request validation of participation in such activity.

23.04 It is agreed between the parties that the Employer shall retain the sole discretion to unilaterally modify, revise or eliminate any provisions or practices under this Article. Additionally, the Employer shall retain the sole discretion to unilaterally modify, revise or eliminate practices and policies that pertain to the current Employee Recreation Club, Service awards and Improvement Programs.

23.05 The Employer’s only obligation under the provisions of this Article is to provide the Union ninety (90) days written notification before modifying, revising or eliminating any practices, policies or provisions under the sections of this Article.

ARTICLE XXIV
Field Service

24.01 The Employer retains the unilateral right to select and designate certain qualified employees to be available and willing to perform off-site field service and repair work. Employees selected shall receive an additional two dollar and fifty cents ($2.50) per hour Field Service Premium over the hourly rate of their current classification for all hours worked (off-site) at the customer location while holding such designation.

24.02 When assigned to work off-site, the employee(s) shall receive their regular rate of pay on the day of departure for all reasonable time incurred from the point of departure to the employee’s final destination of the day. When at the customer location, the employee shall earn the Field Service Premium in addition to their regular rate of pay. On the day of return, the employee(s) shall receive their regular rate of pay for all reasonable time incurred from the point of departure and end upon the employee’s final point of destination of the day.

24.03 Employees performing off-site field service and repair work will be reimbursed a maximum of thirty (30) dollars per day for receipted meals. Lodging will be reimbursed at the rate equivalent to a moderate priced (Holiday Inn) motel. Required air transportation and/or automobile rental must be arranged through the Employer designated travel operator. Employees shall receive the mileage reimbursement rate corresponding to the published IRS rate when the employee uses their personal automobile for Employer related business.

24.04 Overtime computation will include all hours worked as defined above. The Field Service Premium will not roll into the overtime calculation.

ARTICLE XXV
Drug and Alcohol Policy

25.01 By reference the parties have negotiated a Drug and Alcohol Policy.

ARTICLE XXVI

Savings Clause

26.01 Should any provision of this Agreement be declared illegal by any court of competent jurisdiction, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect, and the parties shall thereupon meet and confer in good faith regarding a substitute provision which is in conformity with the applicable law.

ARTICLE XXVII
Duration of Agreement

27.01 The Agreement shall become effective on January 10, 2000 and shall remain in effect through January 15, 2002.

Either party desiring to change, modify or terminate the Agreement must notify the other in writing at least sixty (60) days prior to January 15, 2002, the expiration date of this Agreement. If such notice is given and the parties fail to reach agreement by the expiration date of this Agreement, then this Agreement shall in all respects be deemed void and terminated.

Date , 2000

For the Union	For the Employer

Thomas M. Hoffman	Eric M. Rottier

Steve Powers	Scott R. Brittain

Rick Kadrlik	Roger Chlan

Dale Vosejpka

Ken Gosewisch

Tammy Sondrol

APPENDIX A

Classifications and Pay Rates

	GROUP 3		GROUP 4

	AI Boxer		Welder Helper
	AI Light Assembler		Liquid Penetrant Tester
	Parts Washer		Machine Operator
	Maintenance Helper		Material Handler
			Wrapper
			Buffer

	Pay Rate		Pay Rate
	1/16/00	1/1/01	1/16/00	1/1/01
Start	8.21	8.71	8.51	9.01
3 months	8.90	9.40	9.22	9.72
6 months	9.59	10.09	9.93	10.43
9 months	10.28	10.78	10.64	11.14
12 months	10.97	11.47	11.35	11.85
15 months	11.46	12.16	12.06	12.56
18 months	12.35	12.85	12.77	13.27
21 months	13.09	13.59	13.48	13.98
Full Rate	13.73	14.23	14.24	14.74

	GROUP 5		GROUP 6

	Overhead Crane Operator		LPV/JPV Roller Operator
	Electro Polisher		Maintenance Tech 6
	Inventory Accuracy Coordinator		Mass Spec/Welding
	Machinist		Plumber 6 (Welding)
	Maintenance Tech 5		Q.C. Inspector 6
	Mass Spec/Pumping		Specialty Machinist
	Painter		Welder 6
	Pipe Bender		Straddle Crane Operator
	Plasma Cutter		Programmable Plasma Cutter
	Purchase Rec./Inspect Tech
	Q.C. Inspector 5
	Shear Operator
	Shipping/Receiving Coordinator		*Rates Paid Above Group 6
	Truck Driver		NDE	$1.00
	Tube Rack Technician		Master Welder	$1.00
	Welder 5		Jig and Fixtures	$1.00
	Plumber 5		Electrician	$3.00
	AI Liquid Test/Mass Spec Operator		Electronic Tech	$8.78

	Pay Rate		Pay Rate
	1/16/00	1/1/01	1/16/00	1/1/01
Start	9.29	9.79	9.98	10.48
3 months	10.07	10.57	10.82	11.32

6 months	10.85	11.35	11.66	12.16
9 months	11.63	12.13	12.50	13.00
12 months	12.41	12.91	13.34	13.84
15 months	13.19	13.69	14.18	14.68
18 months	13.97	14.47	15.02	15.52
21 months	14.75	15.25	15.86	16.36
Full Rate	15.53	16.03	16.70	17.20

APPENDIX B
Lead Persons

Employees working as Lead Persons shall receive a twenty-five (25) cents per hour premium over the top of their rate or the rate of the classification they lead, whichever is greater. Lead Persons shall be selected solely by the Employer.

APPENDIX C
Tuition Reimbursement

Full-time employees who have accrued seniority of at least one (1) year shall be eligible for tuition and book reimbursement not to exceed $1,500 per calendar year for work related courses taken at accredited educational institutions. Reimbursement shall be made upon verification of satisfactorily completing the course along with properly receipted expenditures.

APPENDIX D
Pension Plan

The Employer shall offer a Pension Plan to all bargaining unit employees who have satisfactorily completed their probationary period. The benefit level for all active eligible employees shall be twenty-five dollars ($25.00) for all benefit service earned as defined by the Plan. All aspects and operations of this Plan shall be governed by the Plan documents and shall not be subject to the grievance and arbitration provisions of this Agreement. If any conflict arises between the Plan documents and this section of the Agreement, the terms of the Plan’s documents shall control. Except as to benefit level, the Employer shall retain sole right to modify or amend the Plan without notice or bargaining to the extent permitted by ERISA, the IRC or other related regulations.

APPENDIX E
Life & AD&D Insurance

The Employer shall provide employees with life insurance equal to one (1) times the employee’s annual basic earnings as defined by the Plan not to exceed fifty (50) thousand dollars. All aspects of this Plan shall be governed by the Plan’s document and shall not be subject to grievance or arbitration. If any conflict arises between the Plan and this section, the terms of the Plan’s documents shall control.

The Employer shall provide employees with Accidental Death and Dismemberment Insurance equal to one (1) times the employees annual basic earnings as defined by the Plan not to exceed fifty (50) thousand dollars. All aspects of this Plan shall be governed by the Plan’s document and shall not be subject to grievance or arbitration. If any conflict arises between the Plan and this section, the terms of the Plan’s documents shall control.

APPENDIX F
Health Insurance

All full-time employees, after a prescribed waiting period, shall be eligible to participate in the Employers health insurance plan(s) as described by the Employee’s Group Benefit Plan booklet. Upon thirty (30) days written notice and subsequently informing the Union of specific changes to the plan(s), the Employer may modify, amend or change carriers, benefit levels or terms of coverage without negotiation or approval by the Union, provided the employee/Employer cost sharing is the same for all employees (union and non-union) regularly assigned and working at the New Prague and Lonsdale facilities.

The Employer agrees that the benefit levels and the premium contribution rates in effect as of January 1, 2000 shall remain in effect without change or modification through the calendar year ending December 31, 2000.

The Employer’s liability in any claim for benefits under these group insurance plans is governed by the plan documents and is limited to the benefits provided by the specific plan. A copy of these plans shall be given to each employee.

[GRAPHIC]

     Chart Industries, Inc.
Storage Systems Division
Schedule of Benefits
Effective January 1, 2000

PLAN A		PLAN B
SINGLE COVERAGE - $9.50 per month		SINGLE COVERAGE - $27.00 per month
FAMILY COVERAGE - $24.00 per month		FAMILY COVERAGE - $67.00 per month

Deductible	$500 per individual	$200 per individual
	$1,000 family max.	$400 family max.

Co-insurance	80% of $2,000 then 100%	80% of $2,000 then
100%
	to an unlimited maximum	to an unlimited maximum

Out of Pocket	$900 per individual	$600 per individual
	$1,400 family max.	$1,000 family max.

Diagnostic	Applies to deductible	$250 per individual
X-Ray & Lab

Out patient Surgery	100%	100%

Maternity	Applies to deductible	Applies to deductible

Mental & Nervous	Outpatient: 50% per visit	Outpatient: 50% per visit

Prescriptions	Drug card	Drug card
	Generic - $7.00	Generic - $7.00
	Non-generic - $12.00	Non-generic - $12.00

Vision Exam	1 Exam per year per person.	1 Exam per year per person.
	20% discount on prescription	20% discount on prescription
	glasses from participating provider.	glasses from participating
provider.

For more complete details of coverages outlined above or specifics regarding pre-existing coverage limitations, please refer to a Summary Plan Document available in the Human Resources Department.

APPENDIX G
Dental Insurance

All full-time employees, after a prescribed waiting period, shall be eligible to participate in the Employer existing Dental Insurance plan as described by the Employee’s Group Benefit Plan booklet. Upon thirty (30) days written notice and subsequently informing the Union of the specific changes to the plan, the Employer may modify, amend or change insurance carriers, benefit levels or terms of coverage without negotiation or approval by the Union, provided the employee/Employer cost sharing is the same for all employees (union or nonunion) regularly assigned and working at the New Prague or Lonsdale facilities.

The Employer agrees that the benefit levels and the premium contribution rates in effect as of January 1, 2000 shall remain in effect without change or modification through the calendar year ending December 31, 2000.

The Employer’s liability in any claim for benefits under this group insurance program is governed by the plan documents and is limited to the benefits provided by the specific plan. A copy of the plan shall be given to each employee.

DELTA DENTAL

Single - $4.00 per month
Family - $11.00 per month

Unit 1 – Diagnostic and Preventive	100%

Unit 2 – Basic Procedures	80% plus deductible

Unit 3 – Major Procedures	80% plus deductible

Unit 4 – Orthodontia	50% plus deductible
(Available only to Dependent Children between ages of 8
and 19 years up to a lifetime maximum of $1,000 per person)

Deductible - $50.00 per individual $150.00 per family

APPENDIX H
401K Plan

The Employer shall offer eligible employees a savings plan qualified under the Internal Revenue Code (“IRC”). The Employer anticipates continuing to match employee contributions at the rate designated by the plan as of January 1, 2000 [of seventy-five percent (75%) for the first one percent (1%) of base pay contributed by an eligible employee and twenty-five percent (25%) for the next five percent (5%) of base pay contributed by eligible employee.] Although the Employer anticipates continuing contributions at those rates, the Employer shall retain its current rights under the Plan to unilaterally increase, decrease or terminate Employer contributions and to determine other aspects of the Plan operation. The Employer shall provide the Union thirty (30) days written notice prior to implementing any changes in the Plan and shall not terminate the plan without discussing such action with the Union.

All aspects of the Plan, including but not limited to eligibility requirements, contribution levels, employer match, borrowing and withdrawal shall be governed by the Plan and applicable statutes and regulations.

Disputes regarding participation and operation of the Plan shall not be subject to grievance or arbitration under this Agreement. If any conflict arises between the Plan, this Agreement and applicable statutes and regulations, the terms of this Plan and the applicable statutes and regulations shall control.

APPENDIX I
Flex Spending Account

The Employer shall provide a Flex Spending Account for pre tax payroll deductions to be used for out-of-pocket medical and/or day care expenses and group insurance premium payments.

[GRAPHIC]	Storage System Division

407 Seventh Street NW
New Prague, MN 56071

June 25, 1998

Mr. Thomas M. Hoffman
Sub District Director
United Steelworkers of America
2829 University Ave. SE
Suite 100
Minneapolis, MN 55414

Dear Mr. Hoffman;

Effective with the commencement date of the Agreement this letter will clarify MVE’s policy with regard to temporary employees, temporary service and seasonal employees. Employer may keep these people working in bargaining unit jobs for a period not to exceed ninety (90) calendar days. During this time these people will not be subject to the terms and conditions of the Agreement. At the conclusion of the ninety (90) calendar day period they would serve a thirty (30) calendar day probationary period. Upon the successful completion of the probationary period they would become full time employees. After the employee completes his probationary period the employee shall be credited with seniority measured by the commencement of the most recent ninety (90) day period.

Sincerely,

Scott Brittain
Director of Human Resources

	TABLE OF CONTENTS

Article	Title	Page

	Agreement	1
	Preamble	1
I	Responsibilities of the Parties	1
II	Recognition	2
III	Retention of Management Rights	3
IV	Union Membership	4
V	Dues Check Off	4
VI	No Strike No Lockout	5
VII	Successorship	6
VIII	Bargaining Unit Work	6
IX	Pay	6
X	Job Classifications	7
XI	Hours of Work	8
XII	Holiday	9
XIII	Leave of Absence	9
XIV	Overtime	11
XV	Seniority and Lay Off	12
XVI	Job Posting	14
XVII	Grievance and Arbitration	15
XVIII	Union Representation	17
XIX	Bulletin Boards	19
XX	Personal Time Off and Vacation	19
XXI	Safety and Health	20
XXII	Tool Accountability	21
XXIII	Activities	22
XXIV	Field Service	22
XXV	Drugs and Alcohol	23
XXVI	Savings Clause	23
XXVII	Duration	24

Appendix A	Classifications and Pay Rates	25
Appendix B	Lead Persons	26
Appendix C	Tuition Reimbursement	26
Appendix D	Pension Plan	26
Appendix E	Life and AD&D Insurance	26
Appendix F	Health Insurance	27
Appendix G	Dental Insurance	29
Appendix H	401K Plan	30
Appendix I	Flex Spending Account	30
	Letter of Understanding	31